Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES LONG-TERM SUPPLY AGREEMENT

 WITH MORGAN STANLEY CAPITAL GROUP INC.

AND SCHEDULES CONFERENCE CALL

MONDAY, NOVEMBER 8, 2004

Immediate Release

Denver, Colorado — TransMontaigne Inc. (AMEX:TMG) announced today that on November 4, 2004, it executed a long-term, 7-year, product supply agreement with Morgan Stanley Capital Group Inc. (“MSCG”).  Under the terms of the product supply agreement, MSCG will be the exclusive supplier of gasoline and distillate to TMG’s existing marketing and distribution business at terminals connected to the Colonial and Plantation Pipelines and its Florida waterborne terminals at market-based rates.

The product supply agreement will enable TMG to substantially reduce its in-transit product inventory volumes.  TMG will accept title and risk of loss to the products from MSCG upon discharge of the products from the delivering pipelines and vessels into TMG’s tank storage capacity at the respective terminals.  MSCG will begin supplying certain TransMontaigne terminals during January 2005 with complete implementation expected during February 2005.

Conditions precedent to closing the product supply agreement include, among others, the execution and delivery of certain terminal servicing agreements, certain financial assurances, a warrant and registration rights agreement, and approval by TransMontaigne’s board of directors.  The supply agreement expires on December 31, 2011, subject to provisions for early termination.

CONFERENCE CALL

TransMontaigne Inc. also announced today that it has scheduled a conference call for Tuesday, November 16, 2004 at 3:00 p.m. (EST) regarding the above information and its financial results for the three months ended September 30, 2004. Analysts, investors and other interested parties are invited to listen to management’s presentation by accessing the call as follows:

(800) 230-1092

Ask for:

TransMontaigne

A playback of the conference call will be available from 6:30 p.m. (EST) on Tuesday, November 16, 2004 until 11:59 p.m. (EST) on Tuesday, November 23, 2004 by calling:

USA:  800-475-6701

International:  320-365-3844

Access Code:   755252

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions.  The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) distribution and marketing and (iii) supply chain management services.  The Company’s customers include wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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